                                                                    EXHIBIT 99.1

PRESS RELEASE

SALTON, INC. REPORTS SECOND QUARTER RESULTS

MT. PROSPECT, Ill.--(BUSINESS WIRE)--Feb. 6, 2001--Salton, Inc. (NYSE: SFP - news), today reported its fiscal 2001 second quarter results for the period ended December 30, 2000.

For the quarter, net sales were $262.2 million, compared to a record $292.8 million in the same period last year. Operating income was $52.7 million, compared to $85.3 million in the year ago comparable quarter. Net income was $26.6 million, or $1.60 per diluted share, compared to $47.6 million, or $3.08 per diluted share in the prior year's period. The net income for the prior year includes the benefit of $8.0 million, or $0.52 per diluted share for the effect of the George Foreman name transaction. The weighted average common and common equivalent shares outstanding for the quarter were 16,656,653 compared to 15,457,776 in last year's comparable quarter. The increase in shares outstanding is attributable to shares issued and contingent shares issuable to reduce debt incurred for the Foreman name acquisition, and shares issued for other recent acquisitions.

For the six months ended December 30, 2000, net sales were $469.4 million, compared to $489.1 million in the same period last year. Operating income was $96.4 million, compared to $113.7 million in the year ago comparable period. Net income was $48.1 million, or $2.95 per diluted share, compared to $61.5 million, or $4.00 per diluted share in the prior year's period. The weighted average common and common equivalent shares outstanding for the six months were 16,289,880 compared to 15,378,315 in last year's comparable period. The increase in shares outstanding is attributable to shares issued and contingent shares issuable to reduce debt incurred for the Foreman name acquisition, and shares issued for other recent acquisitions.

Leonhard Dreimann, Chief Executive Officer of Salton, commented, "As previously stated, retailers witnessed soft sales during the second quarter, however, the Company continues to experience strong sales from its George Foreman(R) line of branded products, which increased 13% year-over-year. Net sales for the second quarter, including most of our product lines, were impacted by the general slowdown experienced in the retail sector. Furthermore, we believe that sales may again be impacted by continued softness at the retail level during our fiscal third quarter. However, sales should improve during our fiscal fourth quarter, as we begin to ship significant quantities of many of the new products introduced in the past few months."

Mr. Dreimann continued, "Our recent participation at the 2001 International Housewares Show in Chicago generated strong interest from retailers and buyers, as we showcased many of our innovative product offerings slated for shipment in 2001 and beyond. We anticipate future growth from continued product introductions that include the Ultravection(R) oven, which will begin airing on an infomercial later this month, and the Sonex(R) line of electric ultrasonic toothbrushes, which will also begin airing on an infomercial in this quarter. George Foreman(R) outdoor gas grills will be introduced in the third quarter and will include unique features consistent with our indoor line of George Foreman(R) grills."

Mr. Dreimann concluded, "Salton's management team and Board of Directors remain committed to the continued profitable growth of the Company, as evidenced by our most recent quarter, which, while being negatively impacted by a slowdown in retail sales, still generated operating income in excess of 20% of net sales."

Conference Call

A conference call discussing second quarter results will be held today, February 6, 2001, at 10:00 A.M. EST. Investors can access the conference call via a live webcast on the Company's website at www.saltoninc.com. A replay of the call will be maintained on the www.saltoninc.com website.

About Salton, Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care/time products. Its portfolio of well-recognized owned and licensed brandnames includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), Juicelady(R), George Foreman Grills(R), White-Westinghouse(R), Farberware(R), Melitta(R), Block(R) China, Atlantis(R), Sasaki(R), Rejuvenique(R), Ingraham(R), Calvin Klein(R), Sonex(R), and Stiffel(R) and Relaxor.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; the risks related to intellectual property rights; risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                                   Unaudited
                   (Dollars in Thousands, Except Share Data)

                               13 Weeks Ended               26 Weeks Ended
                          -----------------------------------------------------
                                 (unaudited)                  (unaudited)
                           12/30/00        12/25/99      12/30/00      12/25/99
                          -----------------------------------------------------
Net sales                 $ 262,197       $ 292,767     $ 469,443     $ 489,107
Cost of goods sold          149,896         166,845       267,884       277,246
Distribution expenses        14,449           9,911        24,438        17,031
                          -----------------------------------------------------
Gross profit                 97,852         116,011       177,121       194,830
Selling, general and
  administrative
    expenses                 45,136          30,684        80,719        81,174
                          -----------------------------------------------------
Operating income             52,716          85,327        96,402       113,656
Interest expense             10,189           9,244        19,472        14,721
                          -----------------------------------------------------
Income before
  income taxes               42,527          76,083        76,930        98,935
Income taxes                 15,948          28,525        28,850        37,479
                          -----------------------------------------------------
Net income                $  26,579       $  47,558     $  48,080     $  61,456
                          =====================================================

Weighted average
  common shares
    outstanding          12,116,774      11,184,333    11,856,249    11,109,058

Weighted average
  common and common
    equivalent shares
    outstanding          16,656,653      15,457,776    16,289,880    15,378,315

Net income per
  common share: Basic         $2.19           $4.25         $4.06         $5.53
Net income per
  common share: Diluted       $1.60           $3.08         $2.95         $4.00

                                  SALTON, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                          (unaudited)
ASSETS                             Dec 30           July 1
                                    2000             2000
                                 --------------------------
Current Assets:
  Cash                           $ 20,267          $  7,606
  Accounts receivable
    net of allowances             203,533           129,850
  Inventories                     216,122           219,230

  Prepaid expenses and
    other current assets           10,814            10,146
  Prepaid income taxes              6,076              -

  Deferred tax assets               3,713             3,713
                                 --------------------------
    Total current assets          460,525           370,545

Net Property, Plant
  and Equipment                    34,418            34,643

Patents and Trademarks,
  net of accum amort              133,058           127,073
Intangibles, net and Other
  Non-current Assets               45,454            32,015
                                 --------------------------
TOTAL ASSETS                     $673,455          $564,276
                                 ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable               $ 28,982          $ 35,113
  Accrued expenses                 21,811            21,028
  Income taxes payable                -               4,578
  Revolving line of credit
    and other current debt        145,434           112,155
                                 --------------------------
      Total current liabilities   196,227           172,874

Non-current Deferred
  Tax Liability                     2,223             2,529
Long-term Debt                    229,537           215,065
                                 --------------------------
      Total liabilities           427,987           390,468

Stockholders' Equity:
    Total stockholders' equity    245,468           173,808
                                 --------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY           $673,455          $564,276
                                 ==========================